As filed with the Securities and Exchange Commission on November 1, 2023
Registration No. 333 -

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
COMMVAULT SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	22-3447504
(State or Other Jurisdiction	(I.R.S. Employer Identification No.)
of Incorporation or Organization)
1 Commvault Way, Tinton Falls, New Jersey 07724
(Address of Principal Executive Offices)
COMMVAULT SYSTEMS, INC. 2016 OMNIBUS INCENTIVE PLAN
(Full Title of the Plan)
Sanjay Mirchandani
President and Chief Executive Officer
Commvault Systems, Inc.
1 Commvault Way, Tinton Falls, New Jersey 07724
(732) 870-4000
(Name, Address and Phone Number of Agent For Service)
Copies to:
Raquel Fox
Skadden, Arps, Slate, Meagher & Flom LLP and Affiliates
1440 New York Avenue, N.W.
Washington, D.C. 20005
(202) 371-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company
Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act .

EXPLANATORY NOTE
This Registration Statement (“Registration Statement”) is being filed by Commvault Systems, Inc. (the “Company”) for the purpose of registering an additional 3,200,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Shares”), issuable under the Commvault Systems, Inc. 2016 Omnibus Incentive Plan, as amended (the “Plan”). This Registration Statement relates solely to the registration of additional securities of the same class as other securities for which registration statements on Form S-8 relating to the employee benefit plan set forth herein are effective.
At the Company’s 2023 Annual Meeting of Stockholders held on August 29, 2023, the Company’s stockholders approved and authorized an additional 3,200,000 shares of Common Shares for issuance under the Plan.
Pursuant to General Instruction E to Form S-8, the contents of the Company’s registration statements on Form S-8, File Nos. 333-213211, 333-221163, 333-228076, 333-234384, 333-249710, 333-260526 and 333-268097 (the “Prior Registration Statements”), are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein. This Registration Statement covers 3,200,000 shares of the Company’s Common Shares which, together with the 11,050,000 Common Shares being carried forward from the Prior Registration Statements and upon which a fee has previously been paid, constitute the 14,250,000 shares of Common Shares registered for issuance under the Plan.
PART I
Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b) under the Securities Act and are not being filed with the Securities and Exchange Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by Commvault Systems, Inc., a Delaware corporation (the “Company” or the “Registrant”), with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:
(1)The Company’s Annual Report on Form 10-K for the year ended March 31, 2023;
(2)The Company’s Quarterly Reports on Form 10-Q for the quarter ended June 30, 2023 and for the quarter ended September 30, 2023;
(3)The Company’s Current Reports on Form 8-K filed on June 9, 2023 and August 31, 2023; and

(4)The description of the Company’s securities, including its Common Shares, contained in Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the year ended March 31, 2023.
All documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference herein. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 6. Indemnification of Directors and Officers.
Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”), as amended, permits a corporation to eliminate or limit the personal liability of directors or officers of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or officer, except for liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (v) an officer in any action by or in the right of the corporation.
Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agents or employee of the corporation or is or was serving at the corporation’s request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred in the defense or settlement of such action and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of duties to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.
Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, shall be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered on the books containing the minutes of the meetings of the board of directors at the time such actions occurred or immediately after such absent director receives notice of the unlawful acts.
The Company’s certificate of incorporation (the “Certificate”) and bylaws provide for indemnification of its directors and officers to the fullest extent permitted by the DGCL and require the Company to advance litigation expenses upon its receipt of an undertaking by or on behalf of a director or officer to repay such advances if it is ultimately determined that such director or officer is not entitled to indemnification. The indemnification provisions contained in the Company’s bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. The Company has obtained directors’ and officers’ liability insurance.
In addition, the Company has entered into agreements to indemnify its directors and certain of its officers in addition to the indemnification provided for in the Certificate and bylaws. These agreements, among other things, indemnify the Company’s directors and some of its officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the Company’s right, on account of services by that person as a director or officer of the Company or as a director or officer of any of the Company’s subsidiaries, or as a director or officer of any other company or enterprise that the person provides services to at the Company’s request.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of Commvault Systems, Inc. (Incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019)
4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Commvault Systems, Inc. (Incorporated by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2023)
4.3	Amended and Restated Bylaws of Commvault Systems, Inc. (Incorporated by reference to Exhibit 3.3 to the Registrant’s Annual Report on Form 10-K filed on May 6, 2022)
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
10.1
The Commvault Systems, Inc. 2016 Omnibus Incentive Plan (As Amended Through the Sixth Amendment Thereof) (Incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022)

23.1	Consent of Ernst & Young LLP
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 5.1 to this Registration Statement)
24.1	Power of Attorney (included on signature page hereto)
107.1	Filing Fee Table

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tinton Falls, State of New Jersey, on November 1, 2023.

COMMVAULT SYSTEMS, INC.
By:	/s/ Sanjay Mirchandani
Sanjay Mirchandani
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Sanjay Mirchandani, Gary Merrill, and Danielle Sheer in his or her attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 1, 2023.

Signature	Title

/s/ SANJAY MIRCHANDANI	Director, President & Chief Executive Officer
Sanjay Mirchandani

/s/ GARY MERRILL	Chief Financial Officer
Gary Merrill

/s/ DANIELLE SHEER	Chief Legal & Compliance Officer
Danielle Sheer

/s/ NICHOLAS ADAMO	Chairman
Nicholas Adamo

/s/ MARTHA BEJAR	Director
Martha Bejar

/s/ KEITH GEESLIN	Director
Keith Geeslin

/s/ VIVIE LEE	Director
Vivie Lee

/s/ CHARLES MORAN	Director
Charles Moran

/s/ ALLISON PICKENS	Director
Allison Pickens

/s/ SHANE SANDERS	Director
Shane Sanders

/s/ ARLEN SHENKMAN	Director
Arlen Shenkman